EXHIBIT 10.1

FIFTH AMENDMENT

TO THE

ZIONS BANCORPORATION PAYSHELTER 401(k)

AND EMPLOYEE STOCK OWNERSHIP PLAN

This Fifth Amendment to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into this 28th day of February, 2006, by the Zions Bancorporation Benefits Committee (“Benefits Committee”) for and on behalf of Zions Bancorporation (the “Employer”).

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been amended and restated in its entirety effective for the Plan Year commencing on January 1, 2003, and for all Plan Years thereafter, and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Committee, for and on behalf of the Employer and consistent with the power and authority granted to it, now desires to amend the Plan to permit matching contributions to the Plan to be made based on employee annual compensation and employee annual deferral contributions;

NOW THEREFORE, in consideration of the foregoing premises the Committee adopts the following amendments to the Plan (amended language is marked in bold italics):

1.	Section 5.06 is amended by adding the following at the end of the penultimate paragraph thereof:

Effective January 1, 2006, and for all Plan Years thereafter the Employer Matching Contribution amount shall be based on the total Elective Deferral and the total Compensation of the Participant for the Plan Year without regard to when during the Plan Year the Participant’s Elective Deferral has been made. Notwithstanding the previous sentence, no contribution in excess of the maximum amount which would constitute an allowable deduction for Federal income tax purposes under the applicable provisions of the Code, as now in force or hereafter amended, shall be required to be made by the Employer under this Section.

2.	Section 6.02(b) is amended by adding the following at the end thereof:

Effective January 1, 2006, and for all Plan Years thereafter the Employer Matching Contribution shall be allocated according to the total Elective Deferral and the total Compensation of the Participant for the Plan Year without regard to when during the Plan Year the Participant’s Elective Deferral or the Employer’s Matching Contribution is made.

3.	This Fifth Amendment shall be effective for the Plan Year commencing January 1, 2006, and for Plan Years commencing after that date.

4.	In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, Zions Bancorporation Benefits Committee has caused this Fifth Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By:	/s/ Doyle L. Arnold

Its:

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